Exhibit 10.1

RED HAT, INC.

Senior Management Severance Plan

(Effective Date: December 22, 2008)

I.	Purpose

The purpose of this Senior Management Severance Plan (the “Plan”) is to provide financial assistance to any Participant (as defined in Section II, below) whose employment with Red Hat, Inc. or any of its subsidiaries (the “Company”) is terminated under the circumstances described herein.

II.	Participation

Selected Company employees shall be eligible to participate in this Plan (as a “Participant”) as long as they meet the requirements to be a Participant in this Section II.

A.	For purposes of this Plan, a Participant is a Company senior executive:

1.	who is designated as a Participant under this Plan by a written resolution of the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”), and

2.	has executed an agreement substantially in the form set forth in Appendix A of this Plan (the “Agreement”) within ninety (90) days following the date on which such employee first meets the requirements of Section II.A.1 and who is and remains in compliance, in all material respects, with such Agreement.

B.	The individuals listed on Schedule A shall become Participants immediately upon execution of the Agreement if it is executed within ninety (90) days of the effective date of this Plan.

C.	A person designated as a Participant in the Plan may be removed from such Participation by vote of the Committee. Such vote shall be effective no earlier than the one year anniversary of the date on which such action is taken. Once such removal is effective the former Participant will not be entitled to benefits under the terms of the Plan unless and until again designated as a Participant in accordance with the applicable Plan terms.

III.	Entitlement to Plan Benefits

A.	A Participant shall be entitled to benefits under this Plan if the Board determines that the following requirements of this Section III.A have been met:

1.	the Participant’s employment is terminated by the Company without Good Cause (as defined in Section III.C) or by the Participant with Good Reason (as defined in Section III.D);

2.	the Participant is not entitled to benefits in connection with such employment termination (i) under the Red Hat, Inc. Senior Management Change in Control Policy or (ii) any individual agreement entered into after the Effective Date of this Plan that has not been waived by the Participant; and

3.	the Participant executes and delivers to the Company a release in the form provided by the Company that becomes irrevocable prior to the sixtieth (60th) day following the Termination Date (which release shall not release entitlement to benefits under the terms of the Plan or the Agreement if the Participant is entitled to benefits under such terms).

B.	For purposes of this Plan, “Termination Date” means the date on which the Participant’s employment with the Company ends.

C.	For purposes of this Plan, “Good Cause” means conduct involving one or more of the following:

1.	the conviction of the Participant of, or, plea of guilty or nolo contendere to, a felony;

2.	the willful misconduct by the Participant resulting in material harm to the Company;

3.	fraud, embezzlement, theft or dishonesty by the Participant against the Company or any subsidiary resulting in material harm to the Company;

4.	repeated and continuing failure of the Participant to follow the proper and lawful directions of the Company’s Chief Executive Officer or the Board after a written demand is delivered to the Participant that specifically identifies the manner in which the Chief Executive Officer or the Board believes that the Participant has failed to follow such instructions;

5.	the Participant’s current alcohol or prescription drug abuse affecting work performance, or current illegal use of drugs regardless of the effect on work performance;

6.	material violation of the Company’s Code of Conduct by the Participant that causes harm to the Company; or

7.	the Participant’s material breach of any term of the Agreement, or any other applicable confidentiality and/or non-competition agreements with the Company.

Notwithstanding the foregoing, a termination for Good Cause shall not have occurred unless (i) the Company gives written notice to the Participant of the Company’s intention to terminate the Participant’s employment within sixty (60) days after the Board of Directors has knowledge that an event constituting Good Cause has occurred, specifying in reasonable detail the circumstances constituting Good Cause and (ii) there shall have been delivered to the Participant a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board (excluding the Participant if the Participant is a member of the Board) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Participant and the Participant is given an opportunity, together with legal counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Participant has engaged the conduct described above and specifying the particulars thereof in detail.

D.	For purposes of this Plan, “Good Reason” means one of the following:

1.	a material reduction in the Participant’s rate of annual base salary, other than an across-the-board reduction applicable to all Covered Executives of not more than 10%;

2.	a reduction in the Participant’s individual annual target bonus opportunity, other than an across-the-board reduction applicable to all Participants of not more than 10%;

3.	a significant and substantial reduction of the Participant’s responsibilities and authority, or a material adverse change in the Participant’s reporting relationship (e.g. not reporting directly to the Company’s Chief Executive Officer); or

4.	any requirement of the Company that the Participant be based anywhere more than fifty (50) miles from the Participant’s primary office location and in a new office location that is a greater distance from the Participant’s principal residence.

Notwithstanding the foregoing, a termination for Good Reason shall not have occurred unless the Participant gives written notice to the Company of the Participant’s intention to terminate employment within sixty (60) days after the occurrence of the event constituting Good Reason, specifying in reasonable detail the circumstances constituting Good Reason, and the Company has failed within thirty (30) days after receipt of such notice to cure the circumstances constituting Good Reason and the Participant terminates employment within six (6) months of the end of such thirty (30) day period.

IV.	Severance Payments

A.	A Participant entitled to benefits under this Plan (and who has complied with Section III.A.3) shall receive the following:

1.	A lump sum payment equaling the amount set forth on Schedule A; and

2.	A lump sum payment of an amount equal to one hundred percent (100%) of the premiums required for twelve (12) months of continuation of the Participant’s (and his or her eligible dependents’) health, dental, and vision coverage (as provided under the continuation health coverage rules of COBRA).

B.

Except as required by Section VII.F., the payments under Section IV.A. shall be made on or before the seventy-fifth (75 th) day following the Termination Date; provided that if the seventy-fifth (75th) day following the Termination Date falls in a calendar year subsequent to the calendar year of the Termination Date, the payment shall be made no earlier than the first day of that subsequent calendar year.

C.	Except as otherwise explicitly provided herein, in an individual agreement or by Company policy or under the terms of the applicable plan document, all participation by the Participant in Company benefit programs, other than participation in its health, dental and vision coverage if a COBRA election is made, shall end on the Termination Date. No contribution to the Company’s retirement programs may be made from or with respect to the amounts payable under this Plan.

V.	Continued Vesting and Exercise of Equity Compensation Awards

A.	Equity Compensation. Except with respect to equity awards with performance-based vesting which are subject to the provisions of Section V.B. below, each Participant who is entitled to benefits under Section IV of this Plan shall continue to vest (to the extent unvested) in each equity award outstanding on the Termination Date, until the earlier of (i) the one-hundred eightieth (180th) day after the Participant’s Termination Date, or (ii) expiration of the award (based on its original term).

B.

Awards with Performance-Based Vesting. Each Participant who is entitled to receive benefits under Section IV of this Plan will be treated, for purposes of earning Performance Share Units or other equity awards which vest on the basis of individual or Company performance with respect to any performance segment which has not been completed as of the Participant’s Termination Date, as continuing to be a Company employee until the earliest of (i) the one-hundred eightieth (180th) day after the Participant’s Termination Date (ii) ten (10) days after the Committee determines whether performance has been achieved for the performance segment during which the Termination Date occurs, and (iii) expiration of the award (based on its original term); provided that the earning of such Performance Share Units or other equity awards which vest on the basis of individual or Company performance shall depend on the performance requirements being met as provided under any applicable agreement.

C.	Exercise Period. Any equity award that is a stock option or stock appreciation right shall continue to be exercisable during the period described in Section V. A. or V. B., as applicable, and thereafter under the terms of the award as if the Participant’s employment terminated on the last date of such period, provided, however, that this extension does not override any general treatment under the applicable equity incentive plan in connection with a change in control or other corporate transaction (such as a general cashing out of the equity awards).

D.	Recoupment. In compliance with any applicable trading blackouts and other similar restrictions, Participants may exercise stock options or stock appreciation rights or dispose of other equity awards that vest or become exercisable under Section V only if they sign (or have signed) the release required by Section III.A.3 and it becomes enforceable against them. If a Participant exercises or disposes of equity awards covered by Section V and does not comply with Section III.A.3, the Committee may require payment to the Company as follows with respect to any incremental stock options, stock appreciation rights, or other equity awards that, under Section V, became vested or exercisable or had their exercise period extended or with respect to which the Participant was treated as a continuing employee under Section V.B.:

1.	For stock options, the gain equaling the excess, if any, of the fair market value on the exercise date (as determined under the applicable equity incentive plan) of the shares received on exercise over the exercise price paid for such shares, without regard to any market price increase or decrease after exercise (or, if higher, the proceeds received on disposition of the shares).

2.	For stock appreciation rights, the fair market value of the shares received on the date of exercise or the amount of cash received on exercise (or, if higher, the proceeds received on disposition of the shares).

3.	For restricted stock, the fair market value of the shares as of their date of vesting (or, if higher, the proceeds received on disposition of the shares).

4.	For restricted stock units or equivalent equity, the fair market value of the shares issued to the Participant (or, if higher, the proceeds received on disposition of the shares); and

5.	For any other form of equity award, such amount as the Committee may determine, applying similar principles.

Payment is due in cash or cash equivalents within ten (10) days after the Committee provides notice to a Participant that it is enforcing this Section. Any equity awards not already vested or exercised will then be immediately forfeited.

Payment will be calculated on a gross basis, without reduction for taxes or commissions. The Committee may, but is not required to, accept retransfer of shares in lieu of cash payments. This provision supplements and does not supersede the recoupment provision in Section 8(a) of the Agreement (relating to violations of restrictive covenants).

VI.	Employee Retirement Income Security Act

The Plan constitutes an unfunded severance benefits plan that is intended to be a welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), subject to Part 4 and 5 of Title I of ERISA.

A.	The “Plan Administrator” shall be one or more individuals appointed by the Company or, if no individual is so appointed, the Company shall be the Plan Administrator and these responsibilities shall be implemented by the Committee. The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and the Named Fiduciary for purposes of Section 402 of ERISA.

B.	The Plan Administrator shall have full power and discretionary authority to administer the Plan in accordance with its terms and subject to the requirements of applicable law. The Plan Administrator shall have the authority and responsibility to: (i) construe the terms of the Plan, including the authority to remedy any omissions, ambiguities or inconsistencies in the provisions of the Plan, (ii) resolve all questions of fact under the Plan, including, without limitation, questions concerning eligibility, participation and benefits and all other related or incidental matters, and (iii) establish such procedures for the Plan as it deems advisable, including the establishment of a claims procedure consistent with Section 503 of ERISA.

C.	The Plan Administrator’s decisions and determinations (including determinations of the meaning and reference of terms used in the Plan) shall be conclusive and binding upon all Participants and their beneficiaries, heirs and assigns, in the absence of clear and convincing evidence that the Plan Administrator acted in a manner that was arbitrary and capricious.

VII.	Miscellaneous

A.	Notices. All notices hereunder shall be in writing and shall be deemed given when sent by certified or registered mail, postage prepaid, return receipt requested, if to the Participant, to the address set forth on the cover sheet or at the most recent address shown on the records of the Company, and if to the Company, to the Company’s principal office, attention of the Corporate Secretary (or, if the Participant is the Corporate Secretary, to the Chief Executive Officer).

B.

Amendment and Termination. This Plan and the benefits described herein or set forth on Schedule A may be amended or terminated by the Committee at any time; provided, however, that no such amendment or termination shall take effect earlier than twelve (12) months following the date the amendment or termination is adopted by the Committee, other than any amendment that is determined by the Committee, in its sole discretion, (i) to be necessary or appropriate to minimize or eliminate adverse tax treatment to Participants under Code Section 409A, or (ii) to have no material adverse effect on Participants.

Notwithstanding the foregoing, the Committee may reduce the benefits under Section IV.A.1 (and the terms of Schedule A) by up to fifty percent (50%) without the foregoing twelve (12) month delay if the Committee determines that, as a result of a substantially adverse change in the Company’s financial condition or in the results of the Company’s operation (other than solely a decline in the price of the Company’s common stock), it is in the Company’s overall best interest to reduce the severance payments. The reduction can apply to any or all Participants. The Committee must make its determination in good faith and set out its conclusions and their basis in writing. Any reduction under this paragraph shall be treated as a reduction covered by Section 3(d) of the Agreement (relating to a reduction in the noncompetition period under the Agreement).

C.	No Mitigation. A Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise and shall not be required to offset against such payment any payments he or she may receive from further employment.

D.	No Fiduciary or Employment Relationship. Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind or fiduciary relationship or contract for employment between the Company and any employee, and nothing in this Plan shall affect the right of the Company to terminate the employment of any employee for any reason whatsoever

E.	Delegation. To the extent permitted by applicable law, the Board may delegate any or all of its powers under this Plan to one or more committees or subcommittees of the Board. All references in this Plan to the “Board” shall mean the Board or a committee of the Board to the extent that the Board’s powers or authority under this Plan have been delegated to such committee. All references in this Plan to a “written resolution” of the Board shall mean a written resolution of the Board or a committee of the Board to the extent that the Board’s powers or authority under this Plan have been delegated to such committee.

F.

Taxation. Any payment provided for hereunder shall be paid net of any applicable withholding required under foreign, federal, state or local law. If and to the extent any portion of any payment, compensation or other benefit provided to a Participant in connection with his separation from service (as defined in Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A” of the “Code”) is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and he or she is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, as determined by the Company in accordance with its procedures, by which determination he or she, by accepting benefits hereunder, agree that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the earlier of (i) the day that is six months plus one day after the date of separation from service (as determined under Section 409A or (ii) the tenth (10th) day after the date of death (either, the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to him or her during the period between the date of separation from service and the New Payment Date shall be paid in a lump sum on such New Payment Date. For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Neither the Company nor any Participant shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent permitted or required by Section 409A. The Company intends that all actions under the Plan comply with Section 409A and other applicable law. This Plan is intended to comply with the provisions of Section 409A and the Plan must, to the extent practicable, be construed in accordance therewith. Terms defined in the Plan will have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A. Notwithstanding the foregoing, to the extent that the Plan or any payment or benefit hereunder were determined not to comply with Section 409A, then neither the Company, the Administrator, nor its or their designees or agents shall be liable to the Participants or any other person for any actions, decisions, or determinations made in good faith.

G.	Conflict with Other Severance Policy or Agreements. The terms of this Plan supersede all severance provisions of any agreement executed between each Participant and the Company including, but not limited to, offer letters, individual employment agreements, and any other policy or program of the Company, with the exception of the Senior Management Change in Control Severance Policy.

H.	Severability. The invalidity, illegality or unenforceability of any provision of this Plan shall in no way affect the validity, legality or enforceability of any other provision.

I.	Successors and Assigns. This Plan shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

J.	Governing Law. To the extent not preempted by ERISA, this Plan shall be governed by and construed in accordance with the laws of the State of North Carolina (without reference to the conflicts of laws provisions thereof). Any action, suit, or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of North Carolina (or, if appropriate, a federal court located within the State of North Carolina), and the Company and the Participant each consent to the exclusive jurisdiction of such a court.

Schedule A

Participants (Section II.B)	Multiplier
Paul J. Cormier	1.75

Charles E. Peters, Jr.	1.75

Michael R. Cunningham	1.75

Alex Pinchev	1.75

Severance Payments (Section IV. A.1.)

The Severance Payment for any Participant under Section IV.A.1. shall equal the Participant’s Base Salary1 times the Multiplier.

[1]

Base Salary shall be determined by annualizing the rate of base salary paid to the Participant on his or her Termination Date without taking into account any reduction in such base salary that would constitute good Reason under III.D.1.

Appendix – The Agreement